Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Berry Corporation (bry):

We consent to the incorporation by reference in the registration statements (No. 333-233207 and 333-226582) on Forms S-3 and S-8 of Berry Corporation (bry) and its subsidiary of our report dated February 27, 2020, with respect to the consolidated balance sheets of Berry Corporation (bry) and its subsidiary as of December 31, 2019 and 2018 (Successor), the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2019 and 2018 (Successor), the ten months ended December 31, 2017 (Successor), and the two months ended February 28, 2017 (Predecessor), and the related notes (collectively the “consolidated financial statements”) which report appears in the December 31, 2019 annual report on Form 10-K of Berry Corporation (bry).
Our report on the consolidated financial statements refers to a change in the basis of presentation for Berry Corporation’s emergence from bankruptcy.

/s/ KPMG LLP
Los Angeles, California
February 27, 2020